Richard Nathan to Retire as Novume Chief Operating Officer

CHANTILLY, VA / ACCESSWIRE / February 23, 2018 / Novume Solutions, Inc. (NASDAQ: NVMM), a holding company of leading specialty professional services firms, announced today that Richard Nathan, PhD, has informed the company’s board of directors of his plan to retire as Chief Operating Officer effective February 28, 2018. Dr. Nathan will continue to serve as a member of the company’s board of directors.

Dr. Nathan’s 18 years of service included serving as Chief Executive Officer of AOC Key Solutions, Inc., a Novume™ subsidiary. The company has no current plans to fill the COO position.

Dr. Nathan’s executive management and business development skills span the full range of activities. At Novume and AOC Key Solutions, he has served as in a variety of executive, strategic, and business development roles. His ability to develop strategies and integrate effective win themes and discriminators unique to a given contract opportunity has resulted in multiple large contract wins with DOE, NASA, DHS, DoD as well as state and local governments.

James McCarthy, Chairman of the Novume Board of Directors, said “Richard is a rarity in our market—both a scientist and business developer. His continued presence on our board of directors enables him to deliver uninterrupted high impact strategies and growth initiatives.”

“It has been an honor to serve our clients and staff these last 18 years and help them develop meaningful futures for themselves and their companies,” said Nathan.

About Novume Solutions, Inc.

At its core, Novume Solutions™ is about people — the right people solving complex problems. Novume helps federal government contractors to capture business, manage risk, run client back-end services and perform their contract requirements. Novume provides the scale and mass to deliver critical, specialized and difficult-to-find human and infrastructure resources and expertise at the enterprise level. For more information, please visit novume.com.

Forward-Looking Statements

This press release includes statements concerning Novume Solutions, Inc. and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

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Contact:
Novume Solutions, Inc.
info@novume.com

SOURCE: Novume Solutions, Inc.